Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation Mary Sullivan, Chief Financial Officer (361) 693-3743, msullivan@susser.com

FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Provides Fourth Quarter and Full Year 2008

Operating Results Update and Initial 2009 Guidance

•	4Q same-store merchandise sales up 6.5%, or 7.3% pro forma

•	4Q average retail fuel volumes per store increased 6.2%, or 4.8% pro forma

CORPUS CHRISTI, Texas, Jan. 14, 2009 – Susser Holdings Corporation (NASDAQ: SUSS) said today it expects to report same-store merchandise sales growth for the fourth quarter of 2008 of approximately 6.5 percent on a reported basis and 7.3 percent on a pro forma basis. Retail average per-store fuel sales volumes are expected to be up 6.2 percent on a reported basis and up 4.8 percent on a pro forma basis. The pro forma comparisons reflect the combined results of Stripes and Town & Country stores as if Susser had acquired Town & Country Food Stores at the beginning of 2007. Susser completed its acquisition of Town & Country on Nov. 13, 2007.

Full-Year 2008

For the full year 2008, Susser expects to report an increase in same-store merchandise sales of approximately 6.6 percent on a reported basis and 7.8 percent on a pro forma basis – slightly higher than the top end of the Company’s 2008 guidance for reported same-store sales growth of 5.0-6.5%. Retail average per-store fuel volumes are expected to be up by 2.6 percent on a reported basis and up 0.1 percent on a pro forma basis – in line with the company’s guidance of 0.0-3.0% for fuel volume growth.

During 2008, Susser opened 12 retail stores and closed four, bringing its retail store count to 512 at year-end.

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2009 Guidance

The Company has issued the following initial guidance for 2009:

Category	Initial 2009 Guidance
Merchandise Same-Store Sales Growth (a)	3.0-5.5%
Merchandise Margin, Net of Shortage	33.5-35.0%
Retail Average Per-Store Gallons Growth	0.0-3.0%
Retail Fuel Margins (cents/gallon) (b)	12.5-16.5
Wholesale Fuel Margins (cents/gallon)	4.5-6.0
New Retail Stores (c)	8-16
New Wholesale Dealer Sites (c)	25-35
Gross Capital Spending	$50-90 million
Net Capital Spending (d)	$50-60 million

(a)	We include a store in the same-store sales base in its 13th month of our operation.
(b)	Retail fuel margin is reported before credit card fees and other fuel-related expenses.
(c)	Numbers do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites.
(d)	Net capital spending is gross capital expenditures less proceeds from sale/leaseback transactions and asset dispositions.

Note that fiscal 2009 will have a 53-week calendar for retail division reporting purposes. The wholesale division will have a normal 365-day calendar.

Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that currently operates more than 510 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in over 290 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to approximately 370 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings, costs of our store re-branding initiatives, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets,

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hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 30, 2007 and subsequent quarterly reports on Form 10-Q. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

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